Exhibit 21
List of Subsidiaries

Ecoloclean   Industries,   Inc.  owns  three  wholly  owned  subsidiaries:   (1)
Ecoloclean, Inc., Texas corporation,(2) Reliant Drilling Systems, Inc., a Louisiana corporation, and Aquatronics Industries, Inc., a Rhode Island corporation.


Ecoloclean, Inc. owns two wholly owned subsidiaries, (1) World Environmental Technologies, Inc., a Louisiana corporation and (2) Ecoloclean of Texas, Inc., a Texas corporation.